SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOMIMETIC THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	62-1786244
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

389 Nichol Mill Lane, Franklin, Tennessee 37067
(Address of Principal Executive Offices)
(Zip Code)

BioMimetic Therapeutics, Inc. 2001 Long-Term Stock Incentive Plan
(Full Name of Plan)

Earl Douglas
General Counsel
389 Nichol Mill Lane, Franklin, Tennessee 37067
(615) 771-0090
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Susan V. Sidwell
Harwell Howard Hyne Gabbert & Manner, P.C.
315 Deaderick Street, Suite 1800, Nashville, Tennessee 37221
(615) 256-0500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 per share	3,769,723 Shares	$10.99	$41,429,256	$2,954

(1)
This estimation is solely for the purpose of calculating the registration fee pursuant to Rules 457 (c) and (h) and is based on 3,769,723 shares of common stock being offered at an offering price of $10.99 based upon the average of the high and low prices of the common stock on July 7, 2010, as reported by the Nasdaq National Market.

EXHIBIT INDEX BEGINS ON PAGE 4

The purpose of this Registration Statement is to register 869,723 additional shares of BioMimetic Therapeutics, Inc. (the “Company,” the “Registrant” or “BioMimetic”) Common Stock authorized for issuance by the 2001 Long-Term Stock Incentive Plan (the “Plan”) pursuant to the “evergreen” provision of the Plan, 900,000 additional shares of BioMimetic Common Stock authorized for issuance by the Plan as approved by the Company at a shareholder’s meeting on June 12, 2008 and 2,000,000 additional shares of BioMimetic Common Stock authorized for issuance by the Plan as approved by the Company at a shareholder’s meeting on June 17, 2010. The Registrant’s registration statement on Form S-8 relating to 2,250,000 shares of Common Stock (file number 333-135505), as filed with the Securities and Exchange Commission on June 30, 2006, is hereby incorporated by reference in its entirety and is modified only in respect to the number of shares of Common Stock reserved for issuance under the Plan, which is now 6,019,723 shares (pursuant to the evergreen provision and Amendments to the Plan attached hereto as Exhibit 10.1 and 10.2).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on July 12, 2010.

BIOMIMETIC THERAPEUTICS, INC.

By:	/s/ Samuel E. Lynch, D.M.D., D.M.Sc.
Samuel E. Lynch, D.M.D., D.M.Sc.
(President and Chief Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Capacity	Date

/s/ Samuel E. Lynch, D.M.D., D.M.Sc.	Chief Executive Officer and President	July 12, 2010
Samuel E. Lynch, D.M.D., D.M.Sc.	(Principal Executive Officer)

/s/ Larry Bullock	Chief Financial Officer	July 12, 2010
Larry Bullock	(Principal Financial and Accounting
Officer)

/s/ Larry W. Papasan	Chairman of the Board of Directors	July 12, 2010
Larry W. Papasan

/s/ Thorkil K. Christensen	Director	July 12, 2010
Thorkil K. Christensen

Chris Ehrlich	Director	July __, 2010

/s/ Charles Federico	Director	July 13, 2010
Charles Federico

/s/ Gary E. Friedlaender, M. D.
Gary E. Friedlaender, M.D.	Director	July 13, 2010

/s/ James G. Murphy	Director	July 13, 2010
James G. Murphy

/s/DouglasWatson
Douglas Watson	Director	July 13, 2010

Exhibit Index

Exhibit No.	Description

5.1	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C.

10.1	Amendment to 2001 Long-Term Stock Incentive Plan

10.2	Amendment to 2001 Long-Term Stock Incentive Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (included in Exhibit 5.1)